THIS THIRD AMENDMENT TO HOTEL PURCHASE AGREEMENT, (“Amendment”) is made as of July 31, 2007 among BUDGET MOTELS, INC., a Virginia corporation (“BMI” or “Seller”), and SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Buyer”) and the shareholder of Seller (the “Shareholder”).

This Amendment amends that certain Hotel Purchase Agreement dated for reference purposes only February 9, 2007 among Buyer and Seller, which was amended by Amendments dated February 22, 2007 and March 29, 2007 (collectively, the “Agreement”).

A. The last sentence of Section 2 is amended in its entirety as follows:

Seller hereby agrees to convey the Property to Buyer in the form of a contribution to the capital of Buyer in exchange for the Common Units (defined below). For U.S. federal income tax purposes, the transactions contemplated by this Agreement shall be treated as a contribution of the Property in exchange for an interest in the Buyer pursuant to Section 721 of the Internal Revenue Code of 1986, as amended.

B. The first sentence of the first paragraph of Section 3(a) of the Agreement is amended in its entirety as follows:

(a) Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Property by Seller to Buyer, Buyer hereby agrees that the purchase price for the Property shall be eight hundred and sixty-three thousand and six hundred and eleven (863,611) common limited partnership units in the Buyer (the “Common Units”) (the “Purchase Price”).

C. Section 3(b) of the Agreement is hereby amended in its entirety as follows:

(b) Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller at the Closing by Buyer issuing and delivering the Common Units.

D. At the Closing, the Deposit, and all accrued interest, shall be refunded to Buyer.

E. Section 31 is hereby added to the Agreement:

31. Seller and Shareholder Undertaking with Respect to Unregistered Securities.

(a) Undertaking of the Sellers and Securities Legends.

(1) Seller and Shareholder are familiar with Securities and Exchange Commission ("SEC") Rule 144. The Common Units and any shares of Supertel common stock that may in the future be issued in redemption of the Common Units (the “Redemption Shares”) are being and will be acquired for Seller or Shareholder and not for other persons and are not being and will not be acquired with a view to the distribution thereof, except to the extent permitted by the Securities Act of 1933, as amended (the "1933 Act") and the rules and regulations thereunder. The Common Units and Redemption Shares are also referred to hereinafter, both collectively or individually, as the “Securities.”

(2) None of the Common Units will be transferred by Seller or Shareholder except in accordance with the Limited Partnership Agreement of Buyer and none of the Securities will be transferred by or through Seller in violation of the 1933 Act or any applicable state securities laws.

(3) Seller and Shareholder understand that the Securities have not been registered under the 1933 Act and, therefore, cannot be resold or otherwise transferred unless and until such time as such Securities are registered under the 1933 Act or unless and until such time as an exemption from registration is available.

(4) Seller and Shareholder hereby indemnify Buyers against any loss, liability or expense (including reasonable attorney fees and out-of-pocket expenses) incurred by Buyer by reason of any breach buy such Seller or Shareholder of this Section 31.

(5) Any instrument or certificate representing the Securities will bear a restrictive legend in substantially the following form:

"The securities represented by this instrument or certificate have been issued or transferred to the holder as a result of a transaction to which the exemption provided by Section 4(2) under the Securities Act of 1933, as amended (the "1933 Act") applied. The securities represented by this instrument or certificate have not been registered under the 1933 Act and may not be sold, transferred or assigned, and the issuer is not required to give effect to any attempted sale, transfer or assignment, except (i) pursuant to a current registration statement under the 1933 Act; (ii) in a transaction permitted by Rule 144 under the 1933 Act and as to which the issuer has received reasonably satisfactory evidence of compliance with the provisions of Rule 144; or (iii) upon receipt of a legal opinion reasonably acceptable to the issuer to the effect that the transaction does not require registration under the 1933 Act."

(b) Representations.

(1) Seller and Shareholder are familiar with Section 4(2) of the 1933 Act and with Regulation D issued by the SEC pursuant to the 1933 Act.

(2) Seller and Shareholder have been furnished before the execution of this Agreement with the information required by SEC Rule 502(b)(2)(ii), have made such further investigation of Buyer and Supertel as was deemed appropriate and have been given the opportunity to ask questions of and receive answers from Buyer or Supertel or person(s) acting on their behalf concerning the terms and conditions of the transactions contemplated herein.

(3) Seller and Shareholder have such knowledge and experience in financial and business matters to enable Seller and Shareholder to evaluate the merits and risks of acquiring the Securities.

(4) Seller and Shareholder understand that Seller or Shareholder must bear the economic risk of investment in the Securities for an indefinite period of time because such Securities have not been registered with the SEC under the 1933 Act and, therefore, cannot be sold unless they are subsequently registered under the 1933 Act or an exemption from registration is available.

(c) Information Provided by Buyer Pursuant to Regulation D. Seller and Shareholder acknowledge that Buyer has furnished Seller and Shareholder with a Private Placement Memorandum, dated July 27, 2007, which includes (A) the Agreement, (B) this Amendment, (C) the Third Amended and Restated Agreement of Limited Partnership of Buyer (D) Supertel Annual Report on Form 10-K for the Fiscal Year ended December 31, 2006, (D) Supertel Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, (E) Supertel Reports on Form 8-K dated June 28, 2007, April 4, 2007 (and June 18 amendment), May 24, 2007, May 23, 2007, May 16, 2007 and January 5, 2007 (and March 7 amendment), (F) Supertel Annual Report to Shareholders for Fiscal Year 2006, (G) Supertel Proxy Statement for Annual Meeting of Shareholders on May 24, 2007, (H) financial information and (I) a summary description of the Securities. Buyer has made available to Seller and Shareholder the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated in the Agreement and this Amendment and to obtain additional information concerning the offering of Common Units and the transactions contemplated by the Agreement and this Amendment which Buyer or Supertel possess or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished under this Section. Seller and Shareholder agree and acknowledge that the "Certain Material Federal Income Tax Considerations" section in the Private Placement Memorandum, and Exhibit J similarly titled, is not a representation or warranty, nor shall it be deemed to be a representation or warranty, by Buyer or Supertel of the tax treatment for Seller or Shareholder of the transactions contemplated in the Agreement and Amendment. Further, Seller and Shareholder represent that they have consulted their own tax advisors for the specific tax consequences to them resulting from the issuance or redemption of the Securities.

(d) Shareholder. Seller and Shareholder represent and warrant that William C. Latham is the only shareholder of Seller, and there are no holders of any rights of any sort to acquire securities of Seller, except for the Shareholder.

(e) Survival of Representations. The representations, warranties, covenants, agreements and indemnifications contained in this Section 31 shall survive the Closing.

E. All terms used herein shall have the same meaning as ascribed to in the Agreement. Except as amended hereby, the Agreement shall remain in full force and effect. This Third Amendment may be executed in multiple counterparts, all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above in multiple counterparts, all of which shall be deemed to be one and the same Amendment.

BUDGET MOTELS, INC., a Virginia corporation By: /s/ William C. Latham William C. Latham, Chairman	SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership By: Supertel Hospitality REIT Trust Its: General Partner By: /s/ Paul J. Schulte Paul J. Schulte, President
SHAREHOLDER By: /s/ William C. Latham

William C. Latham

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